Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC.
ADOPTS RIGHTS PLAN TO PROTECT
NET OPERATING LOSS CARRYFORWARDS

FRISCO, TEXAS, October 1, 2015 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that its Board of Directors (the "Board") has adopted a net operating loss carryforwards ("NOLs") rights plan (the "Rights Plan") in a measure to prevent the imposition of significant limitations under Section 382 of the Internal Revenue Code on Comstock's ability to utilize its existing NOLs to reduce its future tax liabilities.

Use of the Company's federal NOLs, which totaled approximately $528 million as of June 30, 2015, could be substantially limited if Comstock experiences an "ownership change" as defined in Section 382 of the Internal Revenue Code. In general, an ownership change occurs if there is a cumulative change in a company's ownership by "5% percent shareholders" (also defined in Section 382 of the Internal Revenue Code) that increases by more than 50 percentage points over the lowest percentage owned by such stockholders at any time during the prior three years on a rolling basis. Comstock noted that the Rights Plan is designed to serve the interests of all stockholders by preserving the availability of its NOLs, and it is similar to plans adopted by other companies with significant NOLs.

"Our board of directors adopted the Rights Plan to protect the Company's NOLs", stated M. Jay Allison, Comstock's Chairman and Chief Executive Officer.  "The Rights Plan is consistent with actions taken by other companies with significant NOLs and it has been structured to protect our ability to use our NOLs to offset future tax liabilities. The plan has a limited life and is not intended for defensive or anti-takeover purposes."

Pursuant to the Rights Plan, one right will be distributed to Comstock stockholders for each share of the Company's common stock owned of record by them as of the close of business on October 12, 2015.  Initially, these rights will not be exercisable and will trade with the shares of Comstock's common stock.  If the rights become exercisable, each right will initially entitle stockholders to buy one one-thousandth of a share of a newly created series of preferred stock at an exercise price of $20.00  per right.  While the Rights Plan is in effect, any person or group that acquires beneficial ownership of 4.9% or more of the Company's outstanding common stock (such person, an "Acquiring Person") without approval from the Board would be subject to significant dilution in their ownership interest in the Company. In such an event, each right will entitle its holder to buy, at the exercise price, common stock of the Company having a value of two times the exercise price of the right. Rights held at the time of such an event by the Acquiring Person would be voided.  The Rights Plan also gives discretion to the Board to determine that someone is an Acquiring Person even if they do not own 4.9% or more of the Company's outstanding common stock but do own 4.9% or more in value of the Company's outstanding stock, as determined pursuant to Section 382 of the Internal Revenue Code and the regulations promulgated thereunder. Stockholders who currently own 4.9% or more of the Company's outstanding common stock will not trigger the Rights Plan unless they acquire additional shares, and such stockholders may be able to acquire additional shares pursuant to certain exceptions set forth in the Rights Plan designed to protect the availability of the NOLs. In addition, the Board has established procedures to consider requests to exempt certain acquisitions of Comstock's securities from the Rights Plan if the Board determines that doing so would not limit or impair the availability of the NOLs or is otherwise in the best interests of the Company.  The Board may redeem the rights for $0.0001 per right at any time before any person or group triggers the Rights Plan.  The distribution of the rights is not a taxable event for stockholders of the Company and will not affect the Company's financial condition or results of operations (including earnings per share).

The rights issued under the Rights Plan will expire on the earliest of (i) 5:00 p.m., New York City time, on September 30, 2021, (ii) the time at which the rights are redeemed or exchanged under the Rights Plan or (iii) the time at which the Board determines that the NOLs are fully utilized or no longer available under Section 382 of the Internal Revenue Code.

Additional details about the Rights Plan will be contained in a Form 8-K which the Company is filing with the U.S. Securities and Exchange Commission.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.